Exhibit 5.2

August 23, 2019

Aphria Inc.

98 Talbot St. W.

Leamington, Ontario N8H 1M8

Canada

Re:                             Aphria Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Aphria Inc. on August 23, 2019, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, on the cover pages and under the heading “Legal Matters” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

/s/ Fasken Martineau DuMoulin LLP
Fasken Martineau DuMoulin LLP